Exhibit 99.1

ABIOMED ANNOUNCES REVENUE OF $37.4 MILLION, UP 27% AND WORLDWIDE IMPELLA® REVENUE GROWTH OF 32%

•	Record GAAP Profitability of $5.5 Million or $0.13 Per Diluted Share

DANVERS, Mass. — November 1, 2012 — Abiomed, Inc. (NASDAQ: ABMD), a leading provider of breakthrough heart support technologies, today reported second quarter fiscal 2013 revenue of $37.4 million, up 27% compared to revenue of $29.5 million in the same period of fiscal 2012, and GAAP net income of $5.5 million or $0.13 per diluted share in the second quarter of fiscal 2013, compared to GAAP net income of $0.6 million or $0.02 per diluted share in the same period of fiscal 2012.

Recent financial and operating highlights include the following:

•

Fiscal second quarter worldwide Impella revenue totaled $32.8 million, up 32% compared to revenue of $24.8 million during the same period of the prior year. U.S. Impella revenue grew 33% to $30.8 million from $23.1 million in the prior year.

•	As targeted, an additional 30 hospitals purchased Impella 2.5 during the quarter, bringing the total to 695 U.S. Impella customer sites.

•	Gross margin rate for the second quarter of fiscal 2013 was 80.8% compared to 81.2% in the second quarter of fiscal 2012.

•

Non-GAAP net income for the second quarter of fiscal 2013, which is described later in this press release, was $8.4 million or $0.20 per diluted share, compared to $3.4 million or $0.09 per diluted share in the second quarter of fiscal 2012.

•

Cash, cash equivalents and short-term marketable securities totaled $89.0 million as of September 30, 2012, an increase of $7.8 million from June 30, 2012 and an increase of $11.8 million from March 31, 2012.

•

On October 26, 2012, Abiomed was informed that the United States Attorney’s Office for the District of Columbia is conducting an investigation that is focused on the Company’s marketing and labeling of the Impella 2.5. On October, 31, 2012, Abiomed accepted service of a Health Insurance Portability and Accountability Act administrative subpoena related to this investigation. The subpoena seeks documents related to the Impella 2.5 and we understand the investigation focuses primarily on marketing and labeling issues. Abiomed is in the process of responding to the subpoena and intends to cooperate fully.

•

In September 2012, the PROTECT II study was published in Circulation, the journal of the American Heart Association. The article, titled “A Prospective Randomized Clinical Trial of Hemodynamic Support with Impella 2.5 versus Intra-Aortic Ballloon Pump in Patients Undergoing High-Risk Percutaneous Coronary Intervention: the PROTECT II Study,” was published online on August 30, 2012 and in print on October 2, 2012.

•

In September, the American Medical Association confirmed three new Category I Current Procedural Terminology (CPT®) codes for Impella percutaneous technologies, effective January 1, 2013. In November 2012, SCAI, ACC, and HRS will provide more details on the valuation and payment of the specific codes.

•

Abiomed received 510(k) clearance in September from the U.S. Food and Drug Administration for Impella CP™, a new percutaneous catheter-based Impella device. The increased flow is delivered on the same console platform, 9 French catheter, and introducer as the Impella 2.5. The Impella CP is available under a controlled launch with top U.S. heart hospitals.

•

Abiomed believes that the Food and Drug Administration (FDA) 515 Program Initiative will hold an Advisory Panel in early December 2012 to review the classification determination of “intra-aortic balloon and control systems,” and “nonroller-type cardiopulmonary bypass blood pumps,” which includes Impella products. Since this has not been formally announced by the FDA, this estimated timing is subject to change.

•

At the Transcatheter Cardiovascular Therapeutics 2012 meeting in October, a clinical update on the Symphony program was presented. The second successful Symphony implant patient received 28 days of continuous therapy at the McGill University Health Centre (MUHC) in Montreal, Canada. Symphony also received Agence Nationale de Sécurité due Médicament (ANSM) approval in France, enabling its use in clinical trials. The Symphony is not cleared for sale or use in the United States and is currently being used in clinical investigations in Canada and France.

“Our strong execution led to this quarter’s record profitability and cash flow. Going forward, we will continue to focus on our patients,” said Michael R. Minogue, Chairman, President and Chief Executive Officer of Abiomed.

The Company is maintaining its fiscal year 2013 revenue guidance in a range of $155 million to $157 million, representing annual growth of 23% to 24%, with worldwide Impella revenues forecast to grow greater than 30%.

The Company will host a conference call to discuss the second quarter fiscal year 2013 results on Thursday, November 1, 2012, at 8:00 a.m. ET with Michael R. Minogue, Chairman, President and Chief Executive Officer; Robert L. Bowen, Vice President and Chief Financial Officer; and Susan V. Lisa, Senior Director of Investor Relations and Corporate Development.

To listen to the call live, please tune into the webcast via http://investor.abiomed.com or dial (866) 628-3070; the international number is (224) 357-2384. A replay of this conference call will be available beginning at 11 a.m. ET on November 1, 2012 through 11:59 p.m. ET on November 7, 2012. The replay phone number is (855) 859-2056; the international number is (404) 537-3406. The replay access code is 50239953.

ABOUT ABIOMED

Based in Danvers, Massachusetts, Abiomed, Inc., is a leading provider of medical devices that provide circulatory support. Our products are designed to enable the heart to rest by improving blood flow and/or performing the pumping of the heart. For additional information please visit: www.abiomed.com

USE OF NON-GAAP MEASURES

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures of net income, net income per share, net loss and net loss per share, in each case excluding, where appropriate, stock-based compensation, intangibles amortization and other costs, expenses or income, all as further detailed in the financial tables accompanying this earnings announcement, which management believes are useful supplemental information to management and investors regarding the performance of the Company’s business operations, provide a greater transparency with respect to key metrics used by management in its decision making, facilitate comparisons of results for current periods and assist in analyzing future trends. We believe that the inclusion of these non-GAAP financial measures in this earnings announcement helps investors to gain a meaningful understanding of our core operating results and future prospects, and can also help investors who wish to make comparisons between us and other companies on both a GAAP and a non-GAAP basis, particularly with respect to stock based compensation expenses. The non-GAAP financial measures included in this earnings announcement are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies. Although certain non-GAAP financial measures used in this release exclude the accounting treatment of stock based compensation expense and other items outlined in this release, these non-GAAP measures should not be relied upon independently, as they ignore the contribution to our operating results that is generated by the incentive and compensation effects of the underlying stock based compensation programs.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements, including statements regarding development of Abiomed’s existing and new products, the Company’s progress toward commercial growth, and future opportunities and expected regulatory approvals. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including uncertainties associated with development, testing and related regulatory approvals, including anticipated future losses, complex manufacturing, high quality requirements, dependence on limited sources of supply, competition, technological change, government regulation, future capital needs and uncertainty of additional financing, and other risks and challenges detailed in the Company’s filings with the Securities and Exchange Commission, including the most recently filed Annual Report on Form 10-K and quarterly report on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.

For further information please contact:

Susie Lisa, CFA

Senior Director, Investor Relations and Corporate Development

978-646-1590

slisa@abiomed.com

Aimee Maillett

Corporate Communications Manager

978-646-1553

ir@abiomed.com

Abiomed, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(in thousands, except share data)

	September 30, 2012	March 31, 2012
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,497	$5,990
Short-term marketable securities	84,484	71,233
Accounts receivable, net	18,801	20,458
Inventories	14,461	11,142
Prepaid expenses and other current assets	1,791	1,716

Total current assets	124,034	110,539
Property and equipment, net	6,268	6,378
Intangible assets, net	—	115
Goodwill	35,512	36,846
Other long-term assets	32	33

Total assets	$165,846	$153,911

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,211	$6,910
Accrued expenses	11,596	12,480
Deferred revenue	2,896	3,025

Total current liabilities	19,703	22,415
Long-term deferred tax liability	5,117	4,799
Other long-term liabilities	354	400

Total liabilities	25,174	27,614

Commitments and contingencies
Stockholders’ equity:
Class B Preferred Stock, $.01 par value	—	—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	397	393

Authorized - 100,000,000 shares; Issued - 39,717,551 shares at September 30, 2012 and 39,323,708 shares at March 31, 2012; Outstanding - 39,655,207 shares at September 30, 2012 and 39,272,754 shares at March 31, 2012

Additional paid in capital	409,519	401,771
Accumulated deficit	(264,687)	(273,275)
Treasury stock at cost - 62,344 shares at September 30, 2012 and 50,954 shares at March 31, 2012	(1,065)	(827)
Accumulated other comprehensive loss	(3,492)	(1,765)

Total stockholders’ equity	140,672	126,297

Total liabilities and stockholders’ equity	$165,846	$153,911

Abiomed, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
Revenue:
Product revenue	$37,319	$29,151	$75,966	$56,317
Funded research and development	98	327	234	516

	37,417	29,478	76,200	56,833

Costs and expenses:
Cost of product revenue	7,194	5,551	14,640	11,442
Research and development	5,854	6,459	12,566	13,783
Selling, general and administrative	18,437	16,323	39,390	34,499
Amortization of intangible assets	—	379	111	764

	31,485	28,712	66,707	60,488

Income (loss) from operations	5,932	766	9,493	(3,655)

Other (expense) income:
Investment income (expense), net	1	(6)	(1)	(2)
Other (expense) income, net	(9)	66	(13)	(15)

	(8)	60	(14)	(17)

Income (loss) before income tax provision	5,924	826	9,479	(3,672)
Income tax provision	455	225	891	321

Net income (loss)	$5,469	$601	$8,588	$(3,993)

Basic net income (loss) per share	$0.14	$0.02	$0.22	$(0.10)
Basic weighted average shares outstanding	39,431	38,256	39,288	38,081

Diluted net income (loss) per share	$0.13	$0.02	$0.21	$(0.10)
Diluted weighted average shares outstanding	41,722	39,366	41,645	38,081

Abiomed, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Net Income (Loss)

(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net income (loss) on a GAAP basis	$5,469	$601	$8,588	$(3,993)

Share-based compensation expense:
- Cost of product revenue	101	73	247	149
- Research & development	435	372	998	872
- Selling, general and administrative	1,748	1,354	3,718	3,110

Depreciation expense	649	580	1,258	1,241

Amortization of intangible assets	—	379	111	764

Income tax effect of non-GAAP adjustments	—	—	—	—

Net income on a non-GAAP basis	$8,402	$3,359	$14,920	$2,143

Net Income (Loss) Per Share Reconciliation

(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net income (loss) per diluted share on a GAAP basis	$0.13	$0.02	$0.21	$(0.10)

Share-based compensation expense:
- Cost of product revenue	—	—	0.01	0.01
- Research & development	0.01	0.01	0.02	0.02
- Selling, general and administrative	0.04	0.04	0.09	0.08

Depreciation expense	0.02	0.01	0.03	0.03

Amortization of intangible assets	—	0.01	—	0.02

Income tax effect of non-GAAP adjustments	—	—	—	—

Net income per diluted share on a non-GAAP basis	$0.20	$0.09	$0.36	$0.06

Shares used in calculation of net income (loss) per diluted share	41,722	39,366	41,645	38,081